Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 21, 2020 (except for the third paragraph of Note 1, as to which the date is September 18, 2020), with respect to the financial statements of Graybug Vision, Inc. included in the Registration Statement (Form S-1 No. 333-248611) and related Prospectus of Graybug Vision, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Redwood City, California

September 24, 2020